Exhibit 23(d)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 33-3836, No. 33-81706, No. 33-62645, No. 333-69089, No. 333-35118, No. 333-69081 and No. 333-69690 on Form S-8 of REX Stores Corporation and subsidiaries of our report dated November 24, 2009, relating to the financial statements of Patriot Renewable Fuels, LLC as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, appearing in this annual Report on Form 10-K of REX Stores Corporation and subsidiaries for the year ended January 31, 2010.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa
April 16, 2010